											Exhibit 12.1

NATIONAL PENN BANCSHARES, INC. & SUBSIDIARIES
COMPUTATION OF CONSOLIDATED RATIO OF EARNINGS TO COMBINED FIXED CHARGES
AND PREFERRED STOCK DIVIDENDS

($ in thousands)	Nine months ended
(unaudited)	September 30,				Year ended December 31,
	2008		2007		2007		2006		2005		2004		2003
Computation of Earnings
Net income	$68,035		$48,524		$65,233		$64,109		$58,480		$46,784		$42,502
Add: Provision for income taxes	19,743		13,766		17,380		20,245		18,921		14,243		8,238
Less: Income from discontinued operations, net of taxes	-		-		-		-		-		-		8,621
Less: Income (loss) from equity method investments, net of taxes	1,947		(96)		1,561		1,738		800		493		173
Income before income taxes	85,831		62,386		81,052		82,616		76,602		60,534		41,946
Fixed charges, excluding interest on deposits	54,935		42,542		57,160		42,697		34,515		23,590		18,545
Total earnings for computation, excluding interest on deposits	140,766		104,928		138,212		125,313		111,116		84,124		60,491
Interest on deposits	108,137		92,129		123,944		107,711		60,765		38,140		35,301
Total earnings for computation, including interest on deposits	$248,903		$197,057		$262,156		$233,024		$171,881		$122,264		$95,792

Computation of Fixed Charges
Net rental expense	$6,264		$3,745		$4,954		$4,747		$4,028		$3,706		$3,713
Portion of net rental expense deemed representative of interest	$2,088		$1,248		$1,651		$1,582		$1,343		$1,235		$1,238
Interest on short-term borrowed funds	15,805		14,877		19,337		18,676		13,638		6,302		3,964
Interest on long-term debt	37,042		26,417		36,172		22,439		19,534		16,053		13,343
Total fixed charges, excluding interest on deposits	54,935		42,542		57,160		42,697		34,515		23,590		18,545
Interest on deposits	108,137		92,129		123,944		107,711		60,765		38,140		35,301
Total fixed charges, including interest on deposits	$163,072		$134,671		$181,104		$150,408		$95,280		$61,730		$53,846

Combined Fixed Charges and Preferred Stock Dividends
Preferred stock dividend on a pre-tax basis	$-		$-		$-		$-		$-		$-		$-
Total fixed charges, excluding interest on deposits	54,935		42,542		57,160		42,697		34,515		23,590		18,545
Combined fixed charges and preferred stock dividends, excluding interest on deposits	54,935		42,542		57,160		42,697		34,515		23,590		18,545
Interest on deposits	108,137		92,129		123,944		107,711		60,765		38,140		35,301
Combined fixed charges and preferred stock dividends, including interest on deposits	$163,072		$134,671		$181,104		$150,408		$95,280		$61,730		$53,846

Ratio of Earnings to Fixed Charges
Excluding deposit interest	2.56	x	2.47	x	2.42	x	2.93	x	3.22	x	3.57	x	3.26	x
Including deposit interest	1.53	x	1.46	x	1.45	x	1.55	x	1.80	x	1.98	x	1.78	x

Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends
Excluding deposit interest	2.56	x	2.47	x	2.42	x	2.93	x	3.22	x	3.57	x	3.26	x
Including deposit interest	1.53	x	1.46	x	1.45	x	1.55	x	1.80	x	1.98	x	1.78	x